      As filed with the Securities and Exchange Commission on May 15, 2000
                                                           File No. 33-________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ANTEC CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                                               36-3892082
(State or other jurisdiction of                               (I.R.S.Employer
incorporation or organization)                               Identification No.)

                            11450 TECHNOLOGY CIRCLE
                                DULUTH, GA 30097
                                 (678) 473-2000
               (Address, including zip code and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                               ANTEC CORPORATION
                        2000 MID-LEVEL STOCK OPTION PLAN
                            (Full Title of the Plan)

                              Lawrence A. Margolis
                            11450 Technology Circle
                             Duluth, Georgia 30097
                    (Name and Address of Agent for Service)
                                 (678) 473-2000
         (Telephone Number, Including Area Code, of Agent for Service)



                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                                           Proposed Maximum
     Title of Securities         Amount to be       Maximum Offering      Aggregate Offering        Amount of
      To be Registered            Registered       Price Per Share (1)        Price (1)         Registration Fee
Common Stock ($.01 per
 Share par value)...........    500,000 shares          $43.72                $21,860,000           $5,771.00

==================================================================================================================

---------------
 (1) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's Common Stock as reported on the NASDAQ Stock Market on May 11, 2000.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have heretofore been filed by ANTEC Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1993, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be part hereof:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999.

         (b) The description of the Company's Common Stock under the caption "Description of Registrant's Securities to be Registered" included in the Company's Registration Statement on Form 8-A dated September 2, 1993 and amended on September 14, 1993.

         (c) The Company's Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 2000.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain Legal matters with respect to the legality of the Common Stock offered hereby will be passed upon for the Company by James E. Knox, General Counsel and Assistant Secretary of the Company. Mr. Knox holds a total of approximately 70,000 options to acquire shares of ANTEC's Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes and the Company's By-laws require the Company to indemnify the directors and officers of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with the Company, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the questions of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified.

         In addition, the Company's Restated Certificate of Incorporation, as amended, provides that the Company's directors do not have personal liability to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends or (iv) for any transaction from which the director derived an improper personal benefit. Subject to these exceptions, directors do not have any personal liability to the Company or its stockholders for any violation of their fiduciary duty.

         The Company has purchased insurance policies that, if any officer or director of the Company or its subsidiaries becomes legally obligated to make a payment (including legal fees and expenses) in connection with an alleged wrongful act, the insurer will reimburse such officers and directors if the indemnification payments, as provided above, are not made by the Company or its subsidiaries to such officers and directors. Wrongful act means any breach of duty, neglect, error, misstatement, misleading statement or other act done by an officer or director of the Company or any subsidiary.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

         See Exhibit Index, which is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material information with respect
                              to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                              Provided, however, that paragraphs (1)(i) and
                              (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3.       To remove from registration by means of
                        post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on May 12, 2000.


                                       ANTEC CORPORATION
                                        /s/  LAWRENCE A. MARGOLIS
                                       -----------------------------------------
                                       Lawrence A. Margolis
                                       Executive Vice President

    Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

            /s/ ROBERT J. STANZIONE           President, Chief Executive Officer and Director       May 12, 2000
            ------------------------
              Robert J. Stanzione

               /s/ JOHN M. EGAN *             Chairman of the Board and Director                    May 12, 2000
               ------------------
                  John M. Egan

            /s/ LAWRENCE A. MARGOLIS          Executive Vice President, Chief Financial Officer     May 12, 2000
            ------------------------
              Lawrence A. Margolis

             /s/ MARK J. SCAGLIUSO            VP, Chief Accounting & Information Officer            May 12, 2000
             ---------------------
               Mark J. Scagliuso

             /s/ ROD F. DAMMEYER *            Director                                              May 12, 2000
             ---------------------
                Rod F. Dammeyer

              /s/ JOHN R. PETTY *             Director                                              May 12, 2000
              -------------------
                 John R. Petty

                                              Director
      ----------------------------------
                 Larry Romrell

             /s/ BRUCE VAN WAGNER *           Director                                              May 12, 2000
             ----------------------
                Bruce Van Wagner

            /s/ SAMUEL K. SKINNER *           Director                                              May 12, 2000
            -----------------------
               Samuel K. Skinner

              /s/ JAMES L. FAUST *            Director                                              May 12, 2000
              --------------------
                 James L. Faust

             /s/ J. A. IAN CRAIG *            Director                                              May 12, 2000
             ---------------------
                J. A. Ian Craig

           /s/ WILLIAM T. SCHLEYER *          Director                                              May 12, 2000
           -------------------------
              William T. Schleyer

            /s/ WILLIAM H. LAMBERT *          Director                                              May 12, 2000
            ------------------------
               William H. Lambert

          BY /s/ LAWRENCE A. MARGOLIS
          ---------------------------
              Lawrence A. Margolis
(as attorney in fact for each person indicated)

                                 EXHIBIT INDEX

Exhibit                                                                                 Sequential
Number            Description of Exhibit                                               Page Number
-------           ----------------------                                               -----------
(4a)              2000 Mid-Level Stock Option Plan                                         6

(4b)              Forms of Stock Option Grants (Incorporated by reference from
                  ANTEC Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as Exhibit 10.4(b).)

(5)               Opinion and Consent of James E. Knox, Esq.                               8

(23)              Consent of Independent Auditors                                          9

(24)              Powers of Attorney                                                       10